Exhibit 99.4

Onvia Agrees To Be Acquired By Deltek

Deltek to pay $9.00 per share

Transaction valued at Approximately $70 million

Seattle, WA – October 5, 2017 – Onvia (NASDAQ:ONVI), the leading provider of sales intelligence and acceleration technologies for businesses selling to the public sector, today announced that it has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Project Diamond Intermediate Holdings Corp, the parent entity of Deltek, and Deltek, the leading global provider of enterprise software and information solutions for government contractors, professional services firms and other project-based businesses. Under the terms of the Merger Agreement, Project Diamond Intermediate Holdings Corp will acquire all of the outstanding shares of Onvia common stock for $9.00 per share in an all-cash tender offer. The purchase price represents a 100% premium to Onvia’s last closing stock price of $4.50. The value of the transaction, which was unanimously approved by Onvia’s Board of Directors, is approximately $70 million.

“We are extremely pleased with this transaction, which we believe is a winning proposition for all of our stakeholders,” said Van Skilling, Chairman of Onvia, and Russ Mann, CEO of Onvia. “The transaction represents a substantial cash premium to our stockholders and follows a robust process and comprehensive review of strategic alternatives undertaken by our Board of Directors earlier this year.”

“Further,” said Mann, “Deltek is a large and highly regarded firm in the enterprise software and solution space for project-based businesses, with complementary product and services offerings to Onvia’s. As part of Deltek, we intend to focus on innovating and expanding our data and product offerings, which will benefit our customers, employees and partners.”

Transaction Details

The transaction will be completed through an all-cash tender offer. The Onvia Board of Directors unanimously recommends that Onvia stockholders tender their shares in the offer.

The transaction is conditioned upon satisfaction of the minimum tender condition, which requires that shares representing more than 50 percent of Onvia’s common shares be tendered and other customary closing conditions. The transaction is currently expected to close during the fourth quarter of 2017. Following the transaction, Onvia will become a privately held company and its common shares will no longer be listed on any public market.

GCA Advisors, LLC is acting as exclusive financial advisor to Onvia, and Perkins Coie LLP is serving as legal advisor to Onvia. Jones Day is serving as legal advisor to Deltek.

About Onvia

Onvia (NASDAQ: ONVI) is the leader in sales intelligence and acceleration for businesses selling to the public sector. Onvia provides enterprise, mid-market and small business customers with the most comprehensive set of federal, state and local government contracting leads. Clients grow their sales pipeline with access to bids, RFPs and future spending data, along with agency contacts, competitor information and market analytics – all backed by Onvia’s smart search technology, CRM integration and expert support. https://www.onvia.com

About Deltek

Deltek is the leading global provider of enterprise software and solutions for government contractors, professional services and other project-based businesses. For decades, we have delivered actionable insight that empowers our customers to unlock their business potential. 22,000 organizations and millions of users in over 80 countries around the world rely on Deltek to research and identify opportunities, win new business, recruit and develop talent, optimize resources, streamline operations and deliver more profitable projects. Deltek – Know more. Do more.® www.deltek.com

Important Information

The tender offer for the outstanding common stock of Onvia referred to in this document has not yet commenced. This document is not an offer to purchase or a solicitation of an offer to sell shares of Onvia’s common stock. The solicitation and the offer to purchase shares of Onvia’s common stock will only be made pursuant to an offer to purchase and related materials that Deltek, Project Diamond Intermediate Holdings Corp. (“Parent”) and Project Olympus Merger Sub, Inc. (“Merger Sub”) intend to file with the Securities and Exchange Commission (the “SEC”). At the time the tender offer is commenced, Deltek, Parent and Merger Sub will file a Tender Offer Statement on Schedule TO with the SEC, and soon thereafter Onvia will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer.

STOCKHOLDERS OF ONVIA ARE ADVISED TO READ THE SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS AND THE PARTIES THERETO.

Investors may obtain free copies of the Schedule TO and Schedule 14D-9, as each may be amended or supplemented from time to time, and other documents filed by the parties (when available), at the SEC’s web site at www.sec.gov or by visiting Onvia’s Investor Relations website at ir.onvia.com or by contacting Cameron Way, Onvia’s Chief Financial Officer by phone at (206) 373-9034 or by e-mail at investorrelations@onvia.com.

Forward-Looking Statements

This communication contains forward-looking statements in addition to historical and other information. Onvia uses words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “looking forward,” “may,” “plan,” “potential,” “project,” “should,” “forecast,” “target,” “will” and “would,” or any variations of these words, or other words with similar meanings to or that otherwise, identify forward-looking statements. All statements that address activities, events, performance or developments that Onvia intends, expects or believes may occur in the future are forward-looking statements. Forward-looking statements may relate to such matters as the tender offer, the expected timing of its completion and the completion of the related transactions, the expected benefits of the tender offer and the related transactions, as well as Onvia’s industry, business strategy, goals, projections and expectations. The following are some of the factors and uncertainties that could cause actual future results, performance, condition and events to differ, including materially, from those expressed in any forward-looking statements: (1) uncertainties as to the timing of the proposed transactions relating to the tender offer; (2) the risk that the proposed transactions, including the tender offer and related merger, may not be completed in a timely manner or at all; (3) uncertainties as to the percentage of Onvia’s stockholders that will support the proposed transactions and tender their shares in the tender offer; (4) the possibility that competing offers or acquisition proposals for Onvia will be made; (5) the possibility that any or all of the various conditions to the consummation of the proposed transactions may not be satisfied or waived; (6) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement (such as the occurrence of a material adverse effect), including in circumstances that would require Onvia to pay a termination fee or other expenses; (7) the effect of the announcement or pendency of the proposed transactions on Onvia’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, and its operating results and business generally; (8) risks related to diverting management’s attention from Onvia’s ongoing business operations; (9) the risk that stockholder litigation in connection with the proposed transactions may result in significant costs of defense, indemnification and liability; (10) effects of changes in the general business, political and economic climates; and (11) other factors as set forth from time to time in Onvia’s filings with the SEC, including its Form 10-K for the fiscal year ended December 31, 2016, subsequent Form 10-Q filings, and other SEC filings. These forward-looking statements reflect Onvia’s expectations as of the date of this communication. Factors or events that could affect the proposed transactions or cause actual events, results or performance to differ, including materially, may emerge from time to time, and it is not possible for Onvia to predict all of them. Accordingly, no assurances can be given as to, among other things, whether the proposed transactions will be completed or if any of the other events anticipated by the forward-looking statements will occur or what impact they will have. Any forward-looking statements made by Onvia in this communication speak only as of the date hereof. Onvia undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable securities laws.